Exhibit 5.1
[DREIER LLP LETTERHEAD]
July 31, 2006
Electro-Optical Sciences, Inc.
3 West Main Street
Suite 201
Irvington, New York 10533
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 filed by Electro-Optical Sciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 31, 2006 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,899,875 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable under the Company’s 1996 Stock Option Plan, 2003 Stock Incentive Plan and 2005 Stock Incentive Plan (the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.
     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as copies.
     In connection with our opinion expressed below, we have assumed that the registration will apply to the Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of the Shares.
     We are admitted to practice law in the State of New York, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law, and reported judicial decisions relating thereto.
     Based on the foregoing and subject to compliance with applicable state securities laws, it is our opinion that the Shares are duly authorized, and, when issued and sold in the manner and for the consideration described in the Registration Statement and in accordance with the Plans, the resolutions adopted by the Board of Directors of the Company or a committee thereof, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,
/s/ DREIER LLP

DREIER LLP